Exhibit 10.3

EMPLOYMENT AGREEMENT

BETWEEN

Primoris Corporation

AND

[Name of Employee]

February 19, 2008

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of February 19, 2008, and effective as of the Closing Date (as hereinafter defined), by and among Primoris Corporation, a Nevada corporation (the “Employer”), and ________ (the “Employee”).

WHEREAS, pursuant to that certain Agreement And Plan of Merger by and among Rhapsody Acquisition Corp., Primoris Corporation and certain of the shareholders of Primoris Corporation dated February 19, 2008 (“the Merger Agreement”), a closing date for the consummation of a prospective merger is defined therein (the “Closing Date”);

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.	Definitions.

Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein. In addition, the following terms and phrases shall have the following meanings:

“Board” shall mean the board of directors of Employer.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in California are not required to be open.

“Cause” shall mean the Employee’s:

(i)        failure to devote substantially all his working time to the business of Employer and its Affiliates and Subsidiaries;

(ii)       willful disregard of his duties, or his intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;

(iii)      gross negligence or willful misconduct in the performance of his duties hereunder;

(iv)      commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or

(v)      unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.

“Confidential Information” shall mean all proprietary and other information relating to the business and operations of Employer, which has not been specifically designated for release to the public by an authorized representative of Employer, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of Employer; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than sixty (60) consecutive days, or for any ninety (90) days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable. The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or his medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

“Employer” shall mean Primoris Corporation and any of its Subsidiaries.1

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” or “Subsidiaries” shall have the meaning as defined in the Merger Agreement.

“Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination by resignation, shall mean the date that is ninety (90) days following the date of the Employee’s written notice to the Employer of his resignation; provided, however, that the Employer may accelerate the Termination Date; (ii) in the case of termination by reason of death shall mean the date of death; (iii) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer; (iv) in the case of a Termination for Cause or a Termination without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer; (iv) in the case of termination by mutual agreement shall mean the date mutually agreed to by the parties hereto and (v) in the case of nonrenewal, shall mean the expiration of the Employment Period.

1 In certain agreements a Subsidiary will be the Employer.

2.	Employment.

a.      Initial Term. The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement. The initial term of this Agreement (the “Initial Term”) shall be for a period of five (5) years2  commencing on the date hereof, unless terminated earlier pursuant to Article 5 hereof; provided, however, that Employee’s obligations in Article 11 and Article 12 hereof shall continue in effect after such termination.

b.      Additional Terms. This Agreement may be extended beyond the Initial Term upon the mutual consent and agreement of Employee and Employer. The Initial Term and additional terms, if any, shall collectively be referred to herein as the “Employment Period”.

3.	Position and Duties.

During the Employment Period, the Employee shall serve as the Chief Executive Officer, reporting to the Board, and shall have the usual and customary duties, responsibilities and authority of such position. During the Employment Period the Employee shall also serve as a member of the Board of Directors of Employer. In addition, during the Employment Period, if elected or appointed thereto, shall serve as an officer and/or member of the board of any Subsidiary of Employer as reasonably requested by the Employer and its Subsidiaries, in each case, without additional compensation hereunder. The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging and fulfilling his duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the above, nothing in this Article shall prohibit or restrict Employee from engaging in or holding any passive investment, including any equity interest, in any business activity.

4.	Compensation

(a)      Salary. During the Employment Period, the Employer shall pay the Employee base salary (the “Base Salary”) at the rate of ________________ Dollars ($_________)3  per annum, payable in equal installments twice monthly on Employer’s regular payroll dates, less applicable deductions and withholdings.

2 One (1) year for David Becker.
3 Will vary from $227,500 to $500,000.

(b)      Performance Bonus. In addition to the Base Salary, during the Employment Period the Employee shall be eligible to receive a cash bonus (the “Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer. The amount of the Bonus, if any, payable in respect of any calendar year will be determined at the sole discretion of Employer by the Board or compensation committee of the Board (the “Compensation Committee”). The Bonus, if any, payable with respect to a calendar year shall be paid within thirty (30) days following the rendering of Employer’s audited financial statements for the relevant calendar year.

(c)      Benefits and Perquisites. In addition to the Base Salary, Employee shall be entitled to all other benefits of employment provided to other employees of Employer; provided, however, that during the term of this Agreement Employee shall be entitled to three (3) weeks of vacation per annum. Additional benefits and perquisites will be provided subject to Employer’s policies and practices in effect and then in place at the Closing Date, and the terms of applicable benefit plans and arrangements as in effect from time to time.

(d)      Reimbursements. The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employer’s policies and practices in effect and then in place at the Closing Date, including travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e)      Deductions and Withholding. The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

(f)      Annual Review of Base Salary. The Board (or the Compensation Committee) shall undertake a review of the Base Salary not less frequently than annually during the Employment Period and may increase, but not decrease, the rate of Base Salary from the rate then in effect.

(g)      Use of Employer Aircraft. In addition to all business related uses of any aircraft owned or leased by Employer during the Employment Period, Employee shall be entitled to use of said aircraft up to _______ (___) hours4  during each calendar year hereunder.

5.	Termination of Employment.

The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a)      Termination for Cause. The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

4 Will vary up to 100 hours per year. Certain employees will not have this benefit.

(b)      Termination without Cause. The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c)      Mutual Agreement. This Agreement and the Employee’s employment hereunder may be terminated by the mutual written agreement of the Employer and the Employee.

(d)      Termination by Death or Disability. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or Disability.

(e)      Resignation. The Employee may terminate this Agreement and his employment hereunder upon ninety (90) days advance written notice to the Employer.

(f)      Nonrenewal. In the event either party does not elect to renew the term of this Agreement, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the expiration of the current term in effect.

6.	Compensation upon Termination

(a)      General. In the event of the Employee’s termination of employment for any reason, the Employee or his estate or beneficiaries shall have the right to receive the following:

(i)      the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date;

(ii)      reimbursement for any expenses for which the Employee shall not have been previously reimbursed, as provided in Section 4(d); and

(iii)      continuation of health insurance coverage rights, if any, as required under applicable law.

(b)      Termination for Cause, Resignation, Mutual Agreement or Nonrenewal. In the event of the Employee’s termination of employment by reason of (i) Termination for Cause, (ii) Resignation, (iii) Mutual Agreement or (iv) Nonrenewal, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(c)      Termination without Cause or by Death or Disability. Subject to Section 6(d), in the event of the Employee’s termination of employment hereunder by reason of (i) Termination without Cause or (ii) death or Disability, the Employee shall be entitled to the following (the “Severance Benefits”):

(i)      a lump sum equal to one-half of the annual Base Salary in effect upon the Termination Date, payable within fifteen (15) days following the Termination Date;

(ii)      a pro rata amount of a Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if his employment had not been terminated during such calendar year multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by the Employer during such calendar year and the denominator of which is 12. Any pro rata bonus payable under this Section 6(c)(ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer; and

(iii)      in the event that the Employee elects COBRA benefits, the Employer shall pay the Employee’s share of the premium for such COBRA benefits until the earlier of (i) one year after the Termination Date; or (ii) the date that Employee obtains comparable health benefits through new employment.

(d)      General Release. Notwithstanding any provision to the contrary in this Agreement, the foregoing Severance Benefits under Section 6(c) shall not apply and the Employer shall have no obligations to pay or provide any Severance Benefits (other than upon the Employee’s termination of employment by reason of death), unless the Employee signs, delivers and does not rescind or revoke a general release, substantially in the form attached hereto as Exhibit A, of all known and unknown claims of the Employee (and his affiliates, successors, heirs and assigns and the like) against Employer and the Board.

(e)      The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Employee waives all other remedies.

7.	Insurance.

Employer may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee. The Employee will cooperate with Employer and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

8.	Exclusive Services.

During the term of this Agreement, the Employee will not accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind, without written approval by the Board.

9.	The Employee’s Termination Obligations.

The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment hereunder belongs to Employer and shall be promptly returned to Employer upon termination of the Employee’s employment. The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of Employer. Following termination of his employment hereunder, the Employee will not retain any written or other tangible material containing any proprietary or non-proprietary information of Employer.

10.	Acknowledgment of Protectable Interests.

The Employee acknowledges and agrees that his employment with Employer involves building and maintaining business relationships and good will on behalf of the Employer with customers, and other professional contractors, subcontractors, employees and staff, and various providers and users of services related to Employer’s business; that he is entrusted with proprietary, strategic and other confidential information which is of special value to Employer; and that the foregoing matters are significant interests which the Employer is entitled to protect.

11.	Confidential Information.

The Employee agrees that all Confidential Information that comes or has come into his possession by reason of his employment hereunder is the property of the Employer and shall not be used except in the course of employment by Employer and for Employer’s exclusive benefit. Further, the Employee shall not, during his employment or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an employee of Employer authorized to possess such Confidential Information. Upon termination of employment, the Employee shall deliver to Employer all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

12.	Nonsolicitation/Nondisparagement.

In the event of the termination of this Agreement for any reason, the Employee shall not, for a period of two (2) years thereafter, directly or indirectly:

(a)      solicit, induce or encourage any employee of Employer to terminate his or her employment with Employer;

(b)      make any disparaging public statement concerning Employer; or

(c)      use Employer’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of Employer to divert any business or income from Employer, or to stop or alter the manner in which they are then doing business with Employer. The term “Customer” with respect to Employer shall mean any individual or business firm that is, or within the prior twenty-four (24) months was, a customer or client of Employer, or whose business was actively solicited by Employer at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

13.	Damages For Improper Termination With Cause.

In the event that the Employer terminates this Agreement and the Employee’s employment hereunder for “Cause,” but it subsequently is determined by an arbitrator or a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay the Severance Benefits specified under Section 6(c), and only that amount.

14.	Arbitration.

Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to final and binding arbitration in Orange County, California, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”). Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, pursuant to California Code of Civil Procedure section 1281.8, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Employer will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. Subject to the provisions of Section 25, the parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

15.	Representations/Warranties.

The Employee represents and warrants that he is under no contractual or other obligation that would prevent him from accepting the Employer’s offer of employment as set forth herein.

16.	Entire Agreement.

This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation any term sheet or similar agreement entered into between Employer and the Employee). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17.	No Representations.

No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of their executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in Employer or regarding the termination of the Employee’s employment. In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

18.	Amendments.

This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19.	Severability and Non-Waiver/Survival.

Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 19, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action. The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration or termination.

20.	Successor/Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of his rights or duties hereunder except following the prior written consent of the Employer. The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof. In the event of the Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.	Voluntary and Knowledgeable Act.

The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

22.	Choice of Law.

This Agreement shall be governed as to its validity and effect by the laws of the state of California without regard to principles of conflict of laws.

23.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

24.	Notices.

All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed delivered when delivered in person or sent by first-class mail (certified or registered mail, return receipt requested, postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, addressed as follows:

(a)	if to the Employee, to him at his most recent address in Employer’s records,

(b)	if to the Employer, to:	John M. Perisich
Primoris Corporation
26000 Commercentre Dr.
Lake Forest, CA 92630
Facsimile: (949) 595-5544

	with a copy to:	Rutan & Tucker
611 Anton Boulevard, Fourteenth Floor
Costa Mesa, California 92626-1931
Facsimile: (714) 546-9035
Attention: George J. Wall, Esq.

and:

or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

25.	Attorneys’ Fees.

In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 25: (a) attorneys’ fees shall include, without limitation, fees incurred in the following: (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

26.	Descriptive Headings; Nouns and Pronouns.

Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

27.	Non-Qualified Deferred Compensation.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, the Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof.

28.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Primoris Corporation

By:

Name:

Title:

[Employee]

_____________________, individually

EXHIBIT A

[Form of Release]

1.      [Severance Benefits]

2.      Release of Claims. Except as explicitly provided below, you agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company, and its respective officers, directors, partners, members, agents and employees, including, without limitation, any and all obligations under the Employment Agreement, and is satisfactory consideration for the waiver and release of all claims set forth herein. On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past, present and future officers, agents, directors, employees, investors, stockholders, partners, members, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns (the “Releasees”), from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a)      any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b)      any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock or other securities of the Company or any of its affiliates or subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)      any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied, including, without limitation, any and all claims arising under or in connection with the Employment Agreement; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)      any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to Section 201, et seq,. Section 970, et seq., Sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder;

(e)      any and all claims for violation of the federal, or any state, constitution;

(f)      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)      any and all claims for attorneys’ fees and costs;

provided, however, that the parties hereto agree and acknowledge that you have not, by virtue of this Release or otherwise, waived any claim, duty, obligation or cause of action relating to any of the following:

(i)      any matter that arises after the Effective Date of this Release;

(ii)      vested benefits under any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

(iii)      any claim relating to indemnification in accordance with applicable laws or the Company’s certificate of incorporation or by-laws or any applicable insurance policy, with respect to any liability as a director, officer or employee of the Company (including as a trustee, director or officer of any employee benefit plan);

(iv)      any right to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company and you are held jointly liable; and

(v)      any of your rights as a Limited Partner of Partnership under the Partnership Agreement.

You agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release. In the event that any of the parties brings an action to enforce or effect their rights under this Release, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

3.      Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this Release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release. You acknowledge that the consideration given for this Release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:

(a)      you should consult with an attorney prior to executing this Release;

(b)      you have up to [____] days within which to consider this Release;

(c)      you have seven days following your execution of this Release to revoke this Release; and this Release shall not be effective until the eighth day after you execute and do not revoke this Release; nothing in this Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Any revocation must be in writing and delivered to the Company as follows: [______________________________] by close of business on or before the seventh day from the date that you sign this Release.

4.      Civil Code Section 1542/Unknown Claims. You represent that you are not aware of any claims against the Company other than the claims that are released by this Release. You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any statute or common law principles of similar effect.

5.      No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the Releasees. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any of the Releasees.

6.      Confidentiality of Release. You agree to keep the terms of this Release in the strictest confidence and, except as required by law, not reveal the terms of this Release to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Release.

7.      Non-Disparagement. You agree not to make any public oral or written statement, or take any other public action, that disparages or criticizes the Company’s management, employees, products or services, in any case that damages the Company’s reputation or impairs its normal operations.

8.      Entire Agreement. The terms of which are specifically incorporated herein, this Release constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supercedes and replaces any and all prior agreements and understandings, both written and oral, concerning your relationship with the Company.

9.      Successors and Assigns. This Release shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

10.    No Admission of Liability. You understand and acknowledge that this Release constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

11.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release. Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Release. The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12.    Effective Date. This Release is effective after it has been signed by both parties and after seven days have passed since you have signed this Release (such date, the “Effective Date”).

13.    Voluntary Execution of Release. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims except claims specifically excluded under Paragraph 4 hereof. The parties acknowledge that:

(a)      They have read this Release;

(b)      They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)      They understand the terms and consequences of this Release and of the releases it contains; and

(d)      They are fully aware of the legal and binding effect of this Release. The laws of the State of California govern this Release, regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof. In the event that any portion of this Release or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Release will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. This Release may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company or by a court of competent jurisdiction.